                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-141648-01

t: 7/24 17:01:37

CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 $4.76B

Book Runner:       Citigroup Global Markets Inc.
Lead Manager:      Citigroup Global Markets Inc.
Co-Managers:       Capmark Securities Inc. / PNC Capital Markets LLC /
                   Banc of America Securities, LLC / Lehman Brothers
Rating Agencies:   Fitch / S&P / Moody's (30% AAA's)
Loan Sellers:      LaSalle Bank National Association       (40.1%)
                   Citigroup Global Markets Realty Corp.   (39.5%)
                   Capmark Finance Inc.                    (12.5%)
                   PNC Bank, National Association          ( 7.9%)

            Ratings         Class       WAL    Principal       Sub
Class     Fitch/S&P/MDY      Size      (yrs)     Window      Levels   Launch
Status
A1         AAA/AAA/Aaa       155.000    3.68   08/07-04/12   30.000%   S+21a
..40x
A2         AAA/AAA/Aaa       259.000    4.90   04/12-08/12   30.000%    31a
Subject
A3         AAA/AAA/Aaa       387.000    6.51   09/13-06/14   30.000%    44a
..10X
A3B        AAA/AAA/Aaa       126.300    9.33   04/16-02/17   30.000%    47a
..20X
ASB        AAA/AAA/Aaa       140.000    7.19   08/12-02/17   30.000%    44a
Subject
A4         AAA/AAA/Aaa    [1,773.002]   9.73   02/17-06/17   30.000%    41a
..95X
A1A        AAA/AAA/Aaa       * NO LONGER AVAILABLE *
AM           AAA/AAA       [475.605]    9.86   06/17-06/17   20.000%    46a
..60X
AJ           AAA/AAA       [398.319]    9.87   06/17/07/17   11.625%    53a
..70X
B            AA+/AA+          23.780    9.94   07/17-07/17   11.125%    62a
Subject
C             AA/AA           71.341    9.94   07/17-07/17    9.625%    68a
..10X
D            AA-/AA-          35.670    9.94   07/17-07/17    8.875%    76a
..85X
E             A+/A+           29.725    9.94   07/17-07/17    8.250%    83a
OPEN
F              A/A            35.671    9.94   07/17-07/17    7.500%    93a
OPEN
X            AAA/AAA       4,756.049     NAP        NAP         NAP

*[_] A2/A4/AM/AJ as floaters subject to demand.

Expected Settle:    July 31, 2007

Collateral:         319 Loans / 502 Properties
DSCR/LTV:           1.41x / 71.98%

Inv. Grade Loans:   3 loans for 3.9% UPB

Property Type:      Retail 39.1%, Office 26.6%, Hotel 10.6%, Industrial 9.7%,
                    Multifamily 9.4%, Mixed Use 2.3%, MHC 1.3%, Self Storage
                    0.6%, Other 3.6%, Land 0.1%

Geographic:         CA 19.5%, VA 8.8%, FL 8.2%, PA 6.5%, IL 5.4$%

Top 10 Loans:       29.0% of the pool, DSCR 1.49x, LTV: 69.98%

Top 3 Trust Assets            Balance        DSCR    LTV     %UPB
DDR Southeast Pool            $442,500,000   1.49x   63.39%  9.3%
CGM Americold Portfolio       $145,000,000   1.83x   77.92%  3.0%
Greensboro Corporate Center   $130,000,000   1.10x   67.71%  2.7%

The information in this material (and in the attached file identified as
"Changes.xls") clarifies, updates or modifies certain of the information previously conveyed with respect to the classes of the certificates that will be issued in the Citigroup Commercial Mortgage Trust 2007-C6 transaction and with respect to the underlying pool of mortgage loans.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 or by emailing Citigroup DCM-Prospectus@Citigroup.com.
Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.

For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product.
Changes to assumptions may have material impact or returns. For info, please contact your rep.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 or by emailing Citigroup DCM-Prospectus@Citigroup.com.
Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.

CHANGES SINCE RED

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Stor/Gard Northboro, with a cut-off date balance of $4,500,000, has been removed from the mortgage pool.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as 1515 Garnet Mine Road, the related administrative fee rates have been changed to 0.01048%.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Moreno Valley Mall, the related payment due date has been changed to the 6th of each month.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as The Shops at Vista Commons, the related U/W Revenues has been changed to 610,928, the related U/W Expenses has been changed to
129,231, the related U/W NOI has been changed to 481,697, the related U/W Annual
TI/LC Reserves has been changed to 17,556, the related U/W NCF has been changed to 460,804, the related U/W NCF DSCR has been changed to 1.23x, and the related
Escrowed TI/LC Reserves Current Annual Deposit has been changed to 15,000.

With respect to two mortgage loans, secured by mortgaged real properties identified on the Annex A-1 as South Jordan Market Place and South Jordan Town
Center, the maturity date for the mezzanine loan is the earlier of the mezzanine borrower's transfer of its sole membership interest in both borrowers to the mezzanine lender and November 25, 2007. The interest rate for such mezzanine loan is currently 0.0%.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as The Wesleyan Building, the related Related (Mortgage
Loan Group) has been changed to No and the related Related Mortgage Loan Group
Aggregate Cut-Off Date Principal Balance has been changed to 8,500,000

With respect to six mortgage loans, secured by mortgaged real properties identified on Annex A-1 as Camden Village Shopping Center, 2345 West Ryan Road,
CEAH Realtors Building, Commerce Center One, South Jordan Market Place and
Walnut Creek Office Park, the related Escrowed TI/LC Reserves Current Annual
Deposit has been changed to 0.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as University Shopping Center, the related Insurance
Currently Escrowed has been changed to Yes.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Cedar Village Mobile Home Park, the related Escrowed
Replacement Reserves Current Annual Deposit has been changed to 7,350.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as The Wesleyan Building, the related Related (Mortgage
Loan Group) has been changed to No and the related Related Mortgage Loan Group
Aggregate Cut-Off Date Principal Balance has been changed to 8,500,000.

In the case of one mortgage loan, secured by 52 mortgaged real properties identified on Annex A-1 as DDR Southeast Pool, the related Appraised Value has been changed to 1,395,900,000 and the related Cut-off Date LTV Ratio and the related Maturity Date/ARD LTV Ratio have been changed to 63.40%.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as 1st Financial Bank Building, the related Escrowed
TI/LC Reserves Current Annual Deposit has changed to 10,000.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as One Journal Square Plaza, the related Note Date has changed to 06/27/07, the related Grace Period has changed to 5 and the related
Prepayment Provisions has changed to LO(24)/Defeasance(93)/Free(3).

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Reece Nichols Building, the related Occupancy as of
Date has changed to 03/26/07, the related Second Largest Major Tenant has changed to Sun Palace Salon, the related Second Largest Major Tenant Lease
Maturity Date has changed to 10/31/09, the related Second Largest Major Tenant
NRSF has changed to 2,441, the related Second Largest Major Tenant NRSF% has changed to 16%, the related Third Largest Major Tenant has changed to Kansas
City Title, the related Third Largest Major Tenant Lease Maturity Date has changed to 09/30/10, the related Third Largest Major Tenant NRSF has changed to
1,699, and the related Third Largest Major Tenant NRSF% has changed to 11%.

With respect to five mortgage loans, secured by mortgaged real properties identified on Annex A-1 as DDR Southeast Pool, Waterfront Apartments, Las Vegas
Tech Center, The Crossroads, and Rite Aid - Totem Lake, the related Yield
Maintenance Calculation Method has been changed to Interest Differential
(Monthly LS).

With respect to two mortgage loans, secured by mortgaged real properties identified on the Annex A-1 as IAC - CA & WA Industrial Portfolio and IAC -
Oregon Industrial Portfolio, the related Master Servicer will be Midland Loan
Services.

With respect to the right of the Greensboro Corporate Center Subordinate
Non-Trust Loan Noteholder (or its designee) to cure an event of default on the
Greensboro Corporate Center Loan Combination, (1) a cure event may not exceed three consecutive months and (2) no more than six cure events are permitted during the term of the Greensboro Corporate Center Loan Combination.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Waterfront Apartments, the related Yield Maintenance
Discounting Horizon has changed to Maturity.

With respect to two mortgage loans, secured by mortgaged real properties identified on the Annex A-1 as DDR Southeast Pool and Waterfront Apartments, the
related Yield Maintenance Interest Rate Converted to Monthly Mortgage Rate has
changed to No.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Powell Center, the related Yield Maintenance Interest
Rate Converted to Monthly Mortgage Rate has changed to Yes.

With respect to three mortgage loans, secured by mortgaged real properties identified on the Annex A-1 CEAH Realtors Building, Reece Nichols Building and
First Horizon, the related Related Mortgage Loan Group Aggregate Cut-Off Date
Principal Balance has changed to 11,684,000.

With respect to two mortgage loans, secured by mortgaged real properties identified on the Annex A-1 as Eastland Medical Building and 1st Financial Bank
Building, the related Related (Mortgage Loan Group) has changed to Yes (R35) and the related Related Mortgage Loan Group Aggregate Cut-Off Date Principal Balance
has changd to 11,684,000.

With respect to the mortgage loan, secured by the mortgaged property identified on Annex A-1 as Courtyard by Marriott-Pasadena, the Courtyard Pasadena Property
is not the newest hotel in the market, it is the newest property of the three most competitive properties (based on year built) identified in the appraisal by
PKF Consulting dated January 24, 2007.